Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO, Southern Missouri Bancorp, Inc.
January 17, 2020	(573) 778-1800
William Stoltz, CEO, Central Federal Bancshares, Inc.
(573) 364-1024

SOUTHERN MISSOURI BANCORP AND CENTRAL FEDERAL BANCSHARES

ANNOUNCE AGREEMENT TO MERGE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (NASDAQ: SMBC, “Southern Missouri”), the parent corporation of Southern Bank, and Central Federal Bancshares, Inc. (“Central”), the parent corporation of Central Federal Savings & Loan Association, today announced the signing of a definitive merger agreement whereby Southern Missouri will acquire Central in an all-cash transaction. As part of the transaction, Central Federal will be merged with and into Southern Bank.

Central operates one location in Rolla, Missouri. At September 30, 2019, Central’s consolidated assets were $69 million, including loans, net of allowance, of $53 million, while deposits totaled $46 million.

Southern Missouri operates 47 locations in Missouri, Arkansas, and Illinois, and reported consolidated assets at September 30, 2019, of approximately $2.3 billion, including loans, net, of $1.9 billion, and total deposits of $1.9 billion.

Under the terms of the merger agreement, unanimously approved by the boards of directors of Central and Southern Missouri, Central shareholders will receive $15.90 in cash for each share of Central common stock, subject to adjustment for Central’s capital at closing. The deal is valued at approximately $24.0 million, inclusive of the retirement of debt outstanding under Central’s Employee Stock Ownership Plan.

“Southern Missouri itself was originally a savings and loan association, and we retain an understanding of the needs and expectations of the customers of these organizations, as well as the commitment to service by their team members,” stated Greg Steffens, President and CEO of Southern Missouri. “We’re very excited to have the opportunity to serve Rolla, Missouri, and we look forward to welcoming the customers and staff of Central Federal Savings & Loan to our Southern Bank family.”

William Stoltz, President and Chief Executive Officer of Central, said, “We are truly excited to be merging with Southern Missouri, an institution that has served the financial needs of America’s Heartland for over 130 years, in a transaction that will benefit our shareholders, our customers, our employees and our community.  The merger will provide our customers with a greatly expanded array of products, services and locations.”

The deal value is intended to approximate 100% of Central’s expected book value, adjusted for certain transaction expenses, at closing. “Tangible book value per common share is expected to be diluted by slightly less than 1% at closing, with a projected earnback period of approximately two years, based on the crossover method,” noted Steffens. “Excluding nonrecurring transaction-related expenses, the acquisition is anticipated to be accretive to earnings per share within six months of closing, but even after fully achieving our projected cost savings, which are targeted at 50%, accretion will only improve earnings per share by a negligible amount. While this is a very low-risk transaction for us, its ultimate success will be based not on these near-term statistics, but on our ability to meaningfully grow Central’s role in the Rolla market over time. As the home to the Missouri University of Science and Technology, a nationally-recognized, highly-selective institution focusing on a number of fields of study that will drive economic growth in coming decades, we see the Rolla community as poised for growth and one where we expect our products and services to be well-received.”

Southern Missouri and Central anticipate completion of the transaction late in the second calendar quarter of 2020, subject to satisfaction of customary closing conditions, including regulatory and shareholder approvals.

The firm of Lewis Rice, LLC served as legal advisor to Central, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri. Keefe, Bruyette & Woods, a Stifel Company, served as financial advisor to Central.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the requisite regulatory and shareholder approvals for this acquisition might not be obtained, or other conditions to completion of the transaction might not be satisfied or waived; expected cost savings, synergies and other benefits from Southern Missouri’s merger and acquisition activities, including this acquisition and Southern Missouri’s other acquisitions, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.